UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 31, 2004

Worthington Industries, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8399	31-1189815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio		43085
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	614/438-3210

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On December 31, 2004, Worthington Industries, Inc. (the "Registrant") approved the Worthington Industries, Inc. 2005 Non-Qualified Deferred Compensation Plan (the "2005 Employees Plan") and the Worthington Industries, Inc. 2005 Deferred Compensation Plan for Directors (the "2005 Directors Plan"). The 2005 Employees Plan and the 2005 Directors Plan (together, the "2005 Plans") replace the existing plans, the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000, and the Worthington Industries, Inc. Deferred Compensation Plan for Directors, as amended and restated, effective June 1, 2000 (the "Existing Plans") which were frozen as to new contributions and/or deferrals to the accounts of participants following December 31, 2004. Amounts credited to participants’ accounts under the Existing Plans as of December 31, 2004 will continue to be covered by and paid out in accordance with the terms of the Existing Plans and the elections made by participants thereunder.

Effective January 1, 2005, non-qualified deferred compensation will be covered by the 2005 Plans which are intended to comply with new Section 409A of the Internal Revenue Code added by the American Jobs Creation Act of 2004 signed into law on October 22, 2004 to become effective January 1, 2005.

The 2005 Employees Plan is intended to be an unfunded non-tax qualified plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management and/or highly compensated employees of the Registrant and its subsidiaries (collectively, the "Company"). The 2005 Directors Plan allows non-employee directors to defer their director’s fees. The 2005 Plans are administered by the Compensation and Stock Option Committee of the Registrant’s Board of Directors (the "Committee").

The Committee selects the employees of the Company eligible to participate in the 2005 Employees Plan, which include the executive officers of the Registrant. Participants in the 2005 Employees Plan may elect to defer payment of up to 50% of base salary ("Base Salary") and/or, sales commissions and quarterly bonus (collectively, "Bonus Compensation") until a specified date selected in the participant’s election form. The Committee, in its discretion, may change the maximum percentage of Base Salary and/or Bonus Compensation that may be deferred under the 2005 Employees Plan. In addition, the Company has the option under the 2005 Employees Plan to credit discretionary employer contributions ("Employer Contributions") to the accounts of participants. Under the 2005 Directors Plan, non-employee directors of the Registrant may elect to defer any portion of their director’s fees until a date selected by the non-employee director on an election form.

Under the 2005 Plans, election forms are required to be filed with the Company before the beginning of the calendar year in which the Base Salary, Bonus Compensation, or director’s fees are, earned and are irrevocable once the calendar year begins. Deferrals are credited to the account of each participant at the same time as the Base Salary, Bonus Compensation or director’s fees would have otherwise been paid. Participants are fully vested in the amounts credited to their accounts under the 2005 Plans except to the extent that the Company establishes a deferred vesting schedule to apply to Employer Contributions.

Amounts credited to participants accounts under the 2005 Plans will be credited with earnings and losses based on hypothetical investment directions made (or deemed to be made) by the participant, which include investments with rates reflecting returns on any of the funds under the Worthington Industries, Inc. Deferred Profit Sharing Plan, a 401(k) plan. The Committee has the power to change investment alternatives.

Payouts under the 2005 Plans are made in cash, in the form of either a lump sum or installment payments as chosen by the participant. Accounts will be distributed following the earlier of the deferral date selected by the participant in his or her election form or the date of the participant’s death. The Committee may permit hardship withdrawals from a participant’s account. In the event of a defined change of control, deferred amounts credited to participants’ accounts will be accelerated and paid out as of the date of the change of control.

Item 1.02. Termination of a Material Definitive Agreement.

Please see the discussion in "Item 1.01. Entry into a Material Definitive Agreement" of this Current Report on Form 8-K regarding the existing Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan, effective March 1, 2000 and the existing Worthington Industries, Inc. Deferred Compensation Plan for Directors, as amended and restated effective June 1, 2000 which were frozen as to new contributions and/or deferrals to the accounts of participants following December 31, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Worthington Industries, Inc.

January 4, 2005	By:	/s/Dale T. Brinkman

Name: Dale T. Brinkman
Title: Vice President-Administration, General Counsel and Secretary